FULL-STACK DEVELOPMENT AGREEMENT

THIS AGREEMENT is entered into as of the 30th day of June, 2023 (the "Effective Date"), by and between E-Smart Corp., hereinafter referred to as the "Client," with an address at 30 N Gould St Ste R Sheridan, WY 82801, and Log Horizon Trading Limited, hereinafter referred to as the "Developer," with an address at 63 - 66 Hatton Garden, 5th Floor, Suite, London, EC1N 8LE.

1. DEFINITIONS

1.	Client: E-Smart Corp., with an address at 30 N Gould St Ste R Sheridan, WY 82801.

1.2 Developer: Log Horizon Trading Limited, with an address at 63 - 66 Hatton Garden, 5th Floor, Suite, London, EC1N 8LE.

1.3 API: Application Programming Interface, encompassing the set of protocols, tools, and definitions facilitating communication between software applications.

1.4 Website Development: The creation of a responsive and user-friendly website, inclusive of backend systems, database integration, and frontend interfaces.
1.5 AI-Enhanced Tattoo Design Artist Development: Crafting an AI-driven API tool that provides textual tattoo suggestions and designs within the developed website.

1.6 AI-Driven Tattoo Cost Calculator Development: Building an AI-powered API tool for accurate tattoo cost calculations within the developed website, considering variables like design intricacy, size, and color to provide precise cost estimates for users.

1.7 Maintenance and Support: The provision of services, including bug fixes, updates, and adjustments.

2. SCOPE OF WORK
2.1 Change Orders

Both parties acknowledge the detailed and comprehensive scope of work for the development of the Website and APIs, as outlined in Exhibit A and B attached hereto. Any modifications to the Scope of Work subsequent to the execution of this Agreement, necessitating Additional Work, must be formally submitted to the Developer in writing as a "Change Order." The associated costs for such changes will be appended to the Contract Price.

2.2 Due Dates and Delays:

The Developer will exert its best efforts to complete both website and API development on time and deliver them to the Client. The Client acknowledges and agrees that any specified deadlines in Exhibit A and B are subject to potential delays if the Developer does not receive the required materials or documentation in a timely manner or in the required quantity and format. Delays may also occur if approvals are delayed by the Client or if there are changes to the Scope of Work initiated by the Client.

2.3 Maintenance and Support: The Developer agrees to furnish maintenance and support services, including bug fixes and necessary adjustments, in accordance with bug reports received upon the completion of each working period.

3. DEVELOPMENT STAGES

Website Development

Work stages	Hours
1. Project planning and Analysis	50
2. Design and UI/UX Development	60
3. Front-end Development	165
4.Back-end Development	350
5. Blog and News Section	75
6. Testing and Quality Assurance	145
7. Deployment and Launch	50
Total	895

Project Planning and Analysis:

This initial phase entails meticulous project planning, comprehensive requirement gathering, meticulous user story creation, and a rigorous technical feasibility assessment. The primary objective is to ascertain project needs and evaluate its overall viability.

Design and UI/UX Development:

This pivotal stage is dedicated to the refinement of the project's visual elements, including meticulous wireframing, prototyping, and the development of a sophisticated UI/UX design. The overarching aim is to craft an interface that is not only visually appealing but also optimized for user engagement.

Front-end Development:

Front-end development constitutes the realization of the design vision through the proficient implementation of HTML/CSS, the incorporation of sophisticated front-end logic, and the seamless integration of design libraries to ensure a superlative user experience.

Back-end Development:

The focus of this stage lies in the development of robust server-side functionalities, encompassing tasks such as user registration, authentication, intricacies of database design, and the seamless integration of advanced features, including but not limited to an AI tattoo generator, and a tattoo cost calculator.

Blog and News Section:

This developmental phase centers around the augmentation of features, specifically the creation of an intricate blog and news section.
Testing and Quality Assurance:

The testing and quality assurance phase is characterized by the comprehensive preparation of test cases, the implementation of both manual and automated testing methodologies, and the systematic resolution of identified bugs. The ultimate objective is to ensure the project attains and sustains optimal quality standards, functioning seamlessly as per design specifications.

Deployment and Launch:

The conclusive stage is dedicated to the meticulous preparation of the project for deployment and launch. This involves the adept setup and configuration of servers by DevOps engineers and a thorough readiness assessment to ensure a flawless and successful project launch.

AI Powered Tattoo Artist Development

Work stages	Hours
Algorithm development	320
User interface design	40
The web-based user interface creation	100
Implementation of the basic database for user preferences and design ideas	280
TOTAL:	840

Algorithm Development:

This stage encompasses the creation and refinement of sophisticated algorithms. The goal is to develop an advanced AI system capable of generating unique tattoo designs.

User Interface Design:

In this phase, 40 hours are allocated for the meticulous design of a visually appealing and user-friendly interface. The emphasis is on creating an intuitive design that enhances the overall user experience with the AI-powered tattoo artist.

Web-based User Interface Creation:

A total of 100 hours is dedicated to developing a web-based user interface. This involves translating the designed interface into a functional and accessible format across various platforms, ensuring a seamless interaction for users.

Implementation of the Basic Database for User Preferences and Design Ideas:

This stage involves 280 hours of development effort. The focus is on implementing a robust database structure

AI Powered Tattoo Cost Calculator Development

Work stages	Hours
User input processing and validation	20
Machine learning model integration	30
API endpoint development	20
Security implementation	10
Documentation	10
Debugging	20
TOTAL:	110

User Input Processing and Validation:

This initial stage, accounting for 20 hours, focuses on the processing and validation of user inputs. The goal is to ensure accurate and reliable data entry for the subsequent stages of the AI-powered tattoo cost calculator.

Machine Learning Model Integration:

With 30 dedicated hours, this stage involves the seamless integration of a machine learning model into the cost calculator. The model is designed to analyze various factors and provide accurate estimations for tattoo costs based on user input.

API Endpoint Development:

A total of 20 hours is allocated for the development of API endpoints. This stage involves creating interfaces that enable communication between different components of the system, facilitating efficient data flow for the tattoo cost calculation process.

Security Implementation:

With 10 hours dedicated to security implementation, this stage focuses on fortifying the tattoo cost calculator against potential vulnerabilities. Security measures are implemented to safeguard user data and ensure the integrity of the overall system.

Documentation:

This essential stage, accounting for 10 hours, involves the thorough documentation of the development process. This includes creating comprehensive guides and manuals to aid users, developers, and other stakeholders in understanding and utilizing the AI-powered tattoo cost calculator.

Debugging:

The final 20 hours are allocated to debugging, ensuring the identification and resolution of any potential issues within the system. This stage aims to enhance the overall reliability and performance of the AI-powered tattoo cost calculator.

4. PAYMENT TERMS

4.1 Prepayment: The Client agrees to remit a prepayment of sixteen thousand five hundred U.S. dollars ($16,500) within one week from the Effective Date for the initial work stages.

4.2 Progress Payments: The remaining balance shall be remitted by the Client in installments corresponding to key milestones outlined in the project timeline. Payments are due within 15 days of the completion of each milestone. Both parties reserve the right to modify or adjust these payment terms, subject to mutual agreement.

5. OWNERSHIP AND INTELLECTUAL PROPERTY

5.1 Ownership: Upon completion of the project and full payment by the Client, the Client shall acquire all rights, title, and interest in and to the developed APIs, website and associated components.

6. CONFIDENTIALITY

6.1 Confidential Information: Developer agrees to maintain confidentiality regarding all information acquired during the course of this agreement, including but not limited to trade secrets, proprietary information, and project details.
The Developer shall not display, disclose, or make public, in any form or within their portfolio, the project or any related materials without prior written consent from the Client.

7. WARRANTIES

7.1 Performance Assurance: The Developer assures that the developed website and APIs will perform substantially in accordance with the specifications outlined in this agreement.

7.2 Bug Resolution: The Developer warrants to promptly address and rectify any issues reported in a bug report following the completion of each work period. This commitment ensures that the developed systems will function without defects and meet the agreed-upon specifications.

7.3 Compliance with Specifications: The Developer guarantees that the website and APIs will adhere to the specifications detailed in Exhibit A and B, ensuring compliance with the agreed-upon features, functionalities, and performance benchmarks.

7.4 Intellectual Property Warranty: The Developer warrants that all components and elements incorporated into the website and APIs do not infringe on the intellectual property rights of third parties.

7.5 Fitness for Purpose: The Developer ensures that the website and APIs will be fit for the purpose outlined in this agreement, meeting the functional requirements and addressing the specific needs of the Client.

8. INDEMNIFICATION

8.1 General Indemnity: The Developer agrees to indemnify, defend, and hold harmless the Client from any third-party claims, damages, liabilities, and expenses arising out of or related to any alleged infringement of intellectual property rights, negligence, or breach of any applicable laws in connection with the development and deployment of the website and APIs.

8.2 Bug-Related Indemnity: The Developer shall indemnify the Client against any losses, costs, or damages incurred due to unresolved bugs or issues within the developed website and APIs. This indemnity extends to cover the costs associated with addressing and rectifying reported bugs during the agreed-upon maintenance period.

8.3 Compliance Indemnification: The Developer indemnifies the Client against any claims or legal actions arising from the failure of the website and APIs to comply with the specifications outlined in Exhibit A and B or any applicable laws or regulations.

8.4 Data Security Indemnity: The Developer undertakes to indemnify the Client against any losses or damages resulting from unauthorized access, use, or disclosure of sensitive data handled by the website and APIs, ensuring compliance with data protection laws and industry standards.

8.5 Performance Warranty Indemnity: In the event that the website and APIs fail to perform substantially in accordance with the agreed specifications, the Developer shall indemnify the Client against any losses, liabilities, or damages incurred as a result.

9. TERMINATION

9.1 Termination for Convenience: Either party may terminate this agreement for any reason by providing written notice to the other party with a 30-day notice period.

9.2 Termination for Cause: Either party may terminate this agreement immediately if the other party breaches a material term of this agreement and fails to cure such breach within 15 days of receiving written notice.

10. GOVERNING LAW AND DISPUTE RESOLUTION

This agreement will be governed by the laws of the state of Nevada. Any legal disputes arising from or related to this agreement shall be subject to the jurisdiction of the state of Nevada. Additionally, the party prevailing in any such legal proceedings shall be entitled to seek reimbursement of all expenses incurred during the litigation.

IN WITNESS WHEREOF, the Parties hereto have executed this Full-Stack Development Agreement as of the Effective Date.

AGREED AND ACCEPTED:

By Client: /s/Diana Vasylenko

President, Director

E-Smart Corp.

Date: June 30, 2023

By Developer: /s/LOG HORIZON TRADING LIMITED

Date: June 30, 2023

EXHIBIT A

SCOPE OF WORK

FOR

WEBSITE DEVELOPMENT

TOTAL	$85, 000

Work stages	Specialist	Hours	Rates (USD)	Price
1. Project planning and Analysis		50		4000
Requirement gathering and analysis	Project manager	25	80	2000
User story creation and documentation	Project manager	12	80	960
Technical feasibility assessment	Project manager	13	80	1040
2. Design and UI/UX Development		60		6000
Wireframing and prototyping	Designer	25	100	2500
UI/UX design	Designer	35	100	3500
3. Front-end Development		165		16500
Design implementation (HTML/CSS)	Front-end developer	60	100	6000
Front-end logic development	Front-end developer	70	100	7000
Integration of design library	Front-end developer	35	100	3500
4.Back-end Development		350		35000
User registration and authentication	Back-end developer	50	100	5000
Database design and development	Back-end developer	70	100	7000
Chat functionality implementation	Back-end developer	90	100	9000
Integration of AI tattoo generator	Back-end developer	90	100	9000
Integration of tattoo cost calculator	Back-end developer	50	100	5000
5. Blog and News Section		75		7500
Blog functionality development	Back-end developer	50	100	5000

News feed integration	Back-end developer	25	100	2500
6. Testing and Quality Assurance		145		11000
Test case preparation	QA engineer	25	80	2000
Manual and automated testing	QA engineer	70	80	5000
Bug fixing and quality assurance	QA engineer	50	80	4000
7. Deployment and Launch		50		5000
Server setup and configuration	DevOps engineer	25	100	2500
Deployment and launch preparations	DevOps engineer	25	100	2500
	TOTAL:	895		85 000 $

AGREED AND ACCEPTED:

By Client: /s/Diana Vasylenko

President, Director

E-Smart Corp.

Date: June 30, 2023

By Developer: /s/LOG HORIZON TRADING LIMITED

Date: June 30, 2023

EXHIBIT B

SCOPE OF WORK FOR

DEVELOPMENT OF AI-POWERED TATTOO COST CALCULATOR API

Work stages	Specialist	Hours	Rates (USD)	Price
Algorithm development	ML engineer	320	100
User interface design	Designer	40	100
The web-based user interface creation	ML engineer	100	100
Implementation of the basic database for user preferences and design ideas	ML engineer	280	100
TOTAL:		840		84 000 $

SCOPE OF WORK FOR

DEVELOPMENT OF AI-POWERED TATTOO COST CALCULATOR API

Work stages	Specialist	Hours	Rates (USD)	Price
User input processing and validation	ML engineer	20	80
Machine learning model integration	ML engineer	30	80
API endpoint development	ML engineer	20	80
Security implementation	ML engineer	10	80
Documentation	ML engineer	10	80
Debugging	ML engineer	20	80
TOTAL:		110		8 800 $

AGREED AND ACCEPTED:

By Client: /s/Diana Vasylenko

President, Director

E-Smart Corp.

Date: June 30, 2023

By Developer: /s/LOG HORIZON TRADING LIMITED

Date: June 30, 2023